Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2025 Long-Term Incentive Plan of Stoneridge Inc. of our reports dated March 16, 2026, with respect to the consolidated financial statements of Stoneridge Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Stoneridge Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2025 and the financial statement schedule of Stoneridge Inc. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan
August 6, 2026